Exhibit 10.6
Offer Letter
October 9, 2020
VIA email to
Shu White
Dear Shu,
On behalf of the KeepTruckin team I am pleased to be the first to say congratulations on your offer. We hope you will join us in creating modern solutions that connect the world’s trucks.
Your offer of employment with Keep Truckin, Inc. (the “Company”) is on the following terms and conditions:
Position. Your job title will be General Counsel and you will report to Shoaib Makani. You will be a regular, full-time employee.
Start Date. Your employment will commence on November 16th, 2020. You will be providing services from the Company’s San Francisco location.
Cash Compensation: If you accept this offer, your initial base salary will be paid at the rate of $300,000.00 per year, less all applicable tax and other withholdings and deductions. This position is a full-time exempt position, which means you will be paid your salary in regular installments, according to the Company’s regular payroll process, regardless of the number of hours you work per workweek, and you will not be eligible for overtime pay.
Bonus Compensation: You will be eligible for an annual bonus of up to 25% of your base salary. You will earn this bonus if: (1) you meet certain management by objective criteria that the Company will put into place within 30 days of your start date and then within 30 days of the start of the year thereafter; and (2) the Company meets performance objectives (which also will be set within 30 days of your start date and then within 30 days of the start of the year thereafter); and (3) you are employed on the date the bonus is paid. The Company will determine whether the annual bonus for the prior year was earned in January of each year, and the bonus will be paid on the first regularly scheduled payroll date following January 31. For the year 2020, your bonus will be prorated based on the number of months in which you work. Your bonus will be prorated for any time period in which you do not work full-time or during which you are on a leave of absence (not including ordinary vacation or paid sick leave).
Equity Compensation: Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted 1,032,286 Restricted Stock Units (“RSUs”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan and standard form of Restricted Stock Unit Award agreement. As will be described more fully in the Plan and the Restricted Stock Unit Award agreement (both of which will be provided to you after the Board approves the RSU grant, there are two vesting requirements for the RSUs: (1) a Time and Service Requirement; and (2) a Liquidity Event Requirement.

Subject to the approval of the Board, in the event of a Change of Control (as defined below) and either (i) your termination by the Company or its successor without Cause (as defined below) or (ii) your resignation for Good Reason (as defined below), in either case within ninety (90) days prior to, at the time of, or within twelve (12) months following consummation of the Change of Control, then, upon satisfaction of the General Release requirement (as set forth below), 100% of the then unvested portion of the RSUs and any other then-unvested and outstanding equity based awards previously granted to you by the Company will automatically become vested and exercisable, as applicable; provided, however, that 100% of the then-unvested portion of the RSUs and any such other then-unvested and outstanding equity-based awards previously granted to you by the Company will automatically become vested and exercisable immediately prior to and effective contingent upon a Change of Control if the RSU or such other then-unvested equity or equity-based award is not equitably assumed, substituted or replaced upon such Change of Control.
The term “Change of Control” means, in each case in one transaction or a series of transactions, (1) a sale of all or substantially all of the Company’s assets, (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) at least a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction in substantially the same proportion immediately after such transaction as existed immediately before such transaction; provided, however, that a bona fide equity financing shall not be deemed a Change of Control, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.
“Cause” for termination will exist if you are terminated by the Company for any of the following reasons: (i) your conviction of or plea of nolo contendere to any felony or crime of moral turpitude; (ii) your act of fraud against the Company or a Parent (as defined in the Plan) or Subsidiary (as defined in the Plan) of the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or a Parent or Subsidiary of the Company; (iv) your gross negligence or willful misconduct in the performance of your duties that has a material adverse effect on the Company or a Parent or Subsidiary of the Company; and/or (v) your violation of the Company’s anti- discrimination and anti-harassment policies (as determined by the Company in its sole discretion). The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding.
“Good Reason” for termination will exist if one of the following events occurs without your prior written consent: (x) a relocation of your principal workplace by more than fifty (50) miles from your then-current workplace, (y) an adverse change in title or reporting or a material diminution in your duties, responsibilities or authorities; provided that a transfer to a position that is substantially similar to the position held prior to the Change of Control shall not, in and of itself, constitute a material diminution in your authority, duties or job responsibilities; (z) your base salary is reduced by more than 10% (other than in connection with substantially similar decreases of base salaries of other similarly situated employees of the Company); and, in each case of (x), (y) and (z), if you terminate your employment within 60 days following the event that constitutes Good Reason and after having provided the Company written notice of such event, and the Company fails to reasonably cure the event within 30 days after receipt of your written notice.
As a condition of your receipt of any vesting acceleration as set forth in this letter, you will be required to execute and allow to become effective a general release of claims in favor of the Company in a form satisfactory to the Company, and provided by the Company to you (a “General Release”), within sixty (60) days following your employment termination. Unless the General Release is timely signed by you, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), vesting acceleration of your RSUs and any other equity-based awards as provided in this letter, the Plan and your Restricted Stock Unit award agreement shall not apply, and the RSUs and any other equity based awards may be exercised, as applicable, following the date of your termination only to the extent provided under their original terms in accordance with the Company’s 2013 Equity Incentive Plan and the applicable Restricted Stock Unit Award agreement or other award agreement. The parties hereby acknowledge and agree that the General Release shall not require you to release claims (i) to vested or accrued amounts, benefits and entitlements under any benefit plan or arrangement of the Company or its affiliates, including claims to enforce the terms of the General Release, (ii) for indemnification or, if applicable, D&O coverage as an officer of the Company or any of its affiliates, or (iii) that cannot be released as a matter of law.
Employee Benefits: You will be eligible to participate in Company-sponsored benefits in accordance with the terms of the applicable benefit plans.
The Company may modify job titles, wages and benefits from time to time as it deems necessary provided that such modifications do not in any way alter your Change of Control rights as set forth above.
At-Will Employment. Your employment with the Company is for no specified period and constitutes “at-will” employment, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, and with or without advance notice.
Contingencies. The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a. We will separately be providing you with information about a background credit check. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Additional information about this is contained at the end of this letter, and you will be asked to sign an authorization form so that the Company may conduct your background check. The Company is using Checkr to conduct background checks.
Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United

States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Confidential Information and Invention Assignment Agreement. This offer is conditioned on your signing and complying with the “At-Will Employment, Employee Invention Assignment, Confidentiality, and Arbitration Agreement”, which will be provided to you prior to your start date via separate communication.
Restrictive Covenants. This offer is contingent upon your express representation that you are not presently subject to any restrictive covenants (non-solicitation, non-compete, etc.) by or in connection with any former employers or other parties that would restrict your activities on behalf of the Company, and you have not unlawfully taken any proprietary or confidential information from a former employer or breached a contract concerning same. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
Company Rules. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
Entire Agreement. This offer, along with the At-Will Employment, Employee Invention Assignment, Confidentiality, and Arbitration Agreement Forms the complete and exclusive agreement regarding the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Offer Letter. Modifications or amendments to this agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Chief Executive Officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
Please sign and date this letter and return by October 15, 2020, if you wish to accept employment at the Company under the terms described above. The At-Will Employment, Employee Invention Assignment, Confidentiality, and Arbitration Agreement will be sent to you electronically via our onboarding system before you start.

Congratulations again, and I look forward to welcoming you to the team.
Sincerely,
By    /s/ Shoaib Makani
    Shoaib Makani, CEO
I hereby agree to and accept employment with the Company on the terms and conditions set forth in this offer letter.
/s/ Shu White
10/9/2020